PROJECT APOLLO - BRIDGE FACILITY LETTER

                                                                        Barclays
                                                               Leveraged Finance
                                                                       3rd Floor
                                                               54 Lombard Street
                                                                          London
                                                                        EC3P 3AH



The Directors
Hertal (Investments) Limited (the "Borrower")

and

The Directors
Hertal Acquisitions Plc (the "Parent")

each of 20 Bedfordbury
London WC2N 4BL

                                                              18 January 2003


Dear Sirs

BRIDGE FACILITY

$135,000,000 senior credit agreement dated on or about the date of this letter between, inter alios, Hertal Acquisitions PLC as Parent and a Borrower, the Guarantors named therein, Barclays Leveraged Finance and The Royal Bank of Scotland Plc as Joint Mandated Lead Arrangers and Barclays Bank PLC as Facility Agent and Security Agent (each as defined therein), as amended from time to time (the "Senior Credit Agreement").

We are pleased to offer the Borrower an unsecured bridge facility of $31,375,500 (the "Facility") on the terms set out in this letter.

1.        DEFINITIONS

          Terms not otherwise defined in Schedule 1 hereto shall have the same meaning as in the Senior Credit Agreement.

2.        CONDITIONS PRECEDENT

          The Facility may not be drawn or utilised unless Barclays Bank PLC (the "Bank") has received:

          (a) on or before the date of this letter each of the documents, information and/or other items specified in part 1 of schedule 2 in form and substance satisfactory to it (acting reasonably); and

          (b) on for before the first drawdown or utilisation date each of the documents, information and/or other items specified in part 2 of schedule 2 (or the Bank is satisfied that, subject only to the making of the first drawing under this letter it will receive such documents, information and/or other items) in form and substance satisfactory to it (acting reasonably).

3.        FACILITY

3.1 The Borrower can utilise the Facility by drawing on its current account with the Bank by way of dollar overdraft at any time after the date on which the conditions precedent in clause 2 (Conditions Precedent) have been satisfied in accordance with that clause up to whichever is the earlier to occur of the last day of the Certain Funds Period and the date on which the Equity Subscription (as defined in the Alchemy Undertaking) is received in full by the Borrower in accordance with the Alchemy Undertaking.

3.2 The total maximum amount which may be overdrawn and outstanding at any time in relation to all the Borrower's accounts is $31,375,500.

3.3 The Bank may deduct the fee payable under the Fees Letter from the first drawing. The Bank may debit unpaid interest relating to the Facility to the Borrower's current account.

3.4 Without prejudice to clause 2 (Conditions Precedent) and clause 5 (Repayment), during the Certain Funds Period the Bank will not:

          (a) invoke any breach, default or Event of Default under this letter as a ground for refusing to allow any drawing under the Facility during the Certain Funds Period solely for the purpose specified in clause 4(a) or (b) (Purpose) (an "Offer Utilisation");

          (b) exercise any right, power or discretion to terminate or cancel the obligation to allow any Offer Utilisation (other than under clause 15.2 (Illegality));

          (c) exercise any right of recission which it may have in respect of this letter or in respect of any Offer Utilisation; or

          (d) exercise any rights conferred on it by any Finance Document to take any action to recover monies advanced to the Borrower solely for the purpose specified in clause 4(a) or (b) (Purpose) and not yet applied for such purpose, unless a Drawstop Default has occurred under the Senior Credit Agreement.

4.        PURPOSE

          Drawings must be used in or towards on-lending the proceeds to the Parent to be applied by the Parent in or towards:

          (a) payment of the cash price payable by the Parent for the Target Shares pursuant to the Offer and pursuant to the exercise of its rights under section 204 of the Irish Companies Act 1963;

          (b) (only after the Unconditional Date) financing or refinancing the Offer Costs.

5.        REPAYMENT

          The Facility is repayable as follows:

          (a)  on  each  date  on  which  the   Borrower   receives  any  Equity
               Subscription (as defined in the Alchemy Undertaking) in accordance with the Alchemy Undertaking in an amount equal to each such Equity Subscription or such lesser amount as is necessary to repay or pay (as the case may be) all amounts outstanding under the Finance Documents until such time (if any) as all such amounts outstanding under the Finance Documents have been repaid or paid (as the case may be) in full and the Bank is under no further obligation under the Finance Documents; and

          (b)  if later, in full on 30 April 2003.

6.        INTEREST

6.1 Interest will accrue and be calculated on the amount for the time being drawn under the Facility on the basis of the number of days elapsed and a 365-day year, at the rate determined by the Bank to be the aggregate of:

          (a)  1.00% per annum (the "Margin");

          (b)  LIBOR for the relevant period; and

          (c)  the Mandatory Cost (if any).

6.2 If the Borrower fails to pay any amount under this Facility on its due date (including any amount payable under this clause 6.2) (an "overdue amount"), the Borrower will pay default interest on that overdue amount from its due date to the date of actual payment (both before and after judgment) at a rate (the "Default Rate") determined by the Bank to be one per cent. per annum above:

          (a) where the overdue amount is principal which has become due and payable before the expiry of the relevant interest period, the rate applicable to that principal immediately before the date it fell due (but only for the period from that due date to the end of the relevant interest period); or

          (b) in any other case (including principal falling within clause 6.2(a) once the relevant interest period has expired), the rate which would be payable if the overdue amount was a drawing made for a period equal to the period of non-payment divided into successive interest periods of a duration selected by the Bank (each a "Default Interest Period").

          Default interest will be payable on demand by the Bank and will be compounded at the end of each Default Interest Period.

6.3 Without prejudice to clause 6.2, if all amounts outstanding under this Facility have not been repaid in full by 15 April 2003 the Margin applicable to the Facility shall immediately be increased by a further one per cent. per annum, until the time when such amounts have been repaid in full.

6.4 Interest will accrue on a daily basis and will be payable (both before and after judgment) monthly in arrears. Interest will be debited to the Borrower's current account (and will thereafter itself bear interest) on the Bank's usual monthly charging days.

6.5 The statement of the Bank as to the rate or amount of interest payable under this Facility will be conclusive in the absence of manifest error.

7.        INFORMATION

          The Borrower will provide the Bank promptly with such:

          (a)  financial information relating to the Group Companies; and

          (b)  information relating to the Offer

          in accordance with the Senior Credit Agreement.

8.        PAYMENTS

8.1 All payments by the Borrower under the Facility are to be made in immediately available funds free and clear of and without any withholding or deduction for any and all present or future taxes, duties, levies, fees or other charges and without any set-off or counter-claim whatsoever.

8.2 If any deduction or withholding is required in respect of any sum payable under the Facility, the Borrower will increase the sum paid so that the net amount received by the Bank after the deduction or withholding (and after the payment of any tax or additional tax which is due as a consequence of the increase) equals the amount which the Bank would have been entitled to receive in the absence of any requirement to make that deduction or withholding.

8.3 The Borrower irrevocably authorises the Bank to debit from time to time to any accounts it may have with the Bank all or any amounts due to the Bank in connection with the Facility.

9.        INDEMNITY

9.1 The Borrower will at all times on demand indemnify the Bank against all Indemnified Events and the Borrower will pay to the Bank the amount of all payments made (whether directly or by way of set-off, counterclaim or otherwise) and all losses, costs or expenses suffered or incurred from time to time by the Bank arising under any liability which the Bank has incurred under any utilisation of the Facility in accordance with the terms of this letter.

9.2 If, for any reason, any amount payable to the Bank is received or recovered in a currency other than the contractual currency in which it is due, then, to the extent that amount actually received or recovered by the Bank (when converted by the Bank into the contractual currency at the applicable rate of exchange) falls short of the amount due in the contractual currency, the Borrower shall, as a separate and independent obligation, reimburse the Bank on demand (on a full indemnity basis) for the amount of such shortfall.

9.3 The liability of the Borrower under this clause 9 shall not be affected by any time being given or by anything being done or not done by the Bank (save for acts of gross negligence by the Bank).

10.       GUARANTEE

          The Parent hereby irrevocably and unconditionally guarantees to the Bank the repayment by the Borrower of all amounts due in respect of the Facility on the terms set out in Schedule 3.

11.       EVENTS OF DEFAULT

11.1 Each of the events set out in this clause 11.1 constitutes an "Event of Default", whether or not the occurrence of the event concerned is outside the control of any Group Company.

          (a) The Parent or the Borrower fails to pay on the due date any amount payable by it under the Finance Documents at the place at which and in the currency in which it is expressed to be payable, unless the Bank is satisfied that non-payment is due solely to administrative or technical delays in the transmission of funds and payment is made within three Business Days of its due date.

          (b) The Borrower draws down under the Facility at any time on or after 26 March 2003.

          (c) Any Event of Default (as defined in the Senior Credit Agreement) occurs under the Senior Credit Agreement.

          (d) Any Event of Default (as defined in the Mezzanine Loan Agreement) occurs under the Mezzanine Loan Agreement.

11.2 At any time after the occurrence of an Event of Default which is continuing the Bank may by notice to the Borrower do all or any of the following, in addition and without prejudice to any other rights or remedies which it may under any Finance Document:

          (a)  terminate  the  availability  of  the  Facility,   whereupon  the
               Facility shall cease to be available for drawing and the Bank shall be under no further obligation to make advances; and/or

          (b) declare all or any drawings, accrued interest thereon and any other amounts then payable under the Finance Documents to be immediately due and payable, whereupon those amounts shall become so due and payable; and/or

          (c) declare all or any drawing to be repayable on demand, whereupon those drawings shall become payable on demand.

12.       INTERCREDITOR DEED

          Payments in respect of this Facility (save for the avoidance of doubt under clause 17), may only be made if permitted by the terms of the Intercreditor Deed and neither the Parent nor the Borrower shall be solely in default under the terms of this letter by reason of any payment which would otherwise be due being postponed under the terms of the Intercreditor Deed. In addition, changes may only be made to the provisions of this letter to the extent permitted by the Intercreditor Deed. No transfer may be made of the Bank's rights and/or obligations under this letter unless the person to whom such rights and/or obligations are transferred is, or becomes, a party to the Intercreditor Deed.

13.       NOTICES

          Unless  otherwise   provided  for  in  this  letter,  all  notices  or
          communications to or between the parties will be in writing and:

          (a) will be by first class pre-paid post or by fax transmission, authentificated to the satisfaction of the Bank and if by letter, receipt will be deemed forty-eight hours after posting (unless hand delivered and then at time of delivery) and if by fax, when sent (provided a transmission report is received);

          (b) in order to provide that a notice or demand has been made, the Bank need only establish that the notice or demand was properly addressed and posted or transmitted;

          (c) if given to the Bank it will be given at the address at the head of this letter or at any other address in the UK which the Bank may designate at any time by notice to the Borrower;

          (d) if given to the Borrower or the Parent, it will be deemed to be duly given if given at the address shown above or at any other UK address that the Borrower or the Parent (as the case may be) designates by notice to the Bank;

          (e) the Bank may rely upon any communication by telephone or fax or purporting to be on behalf of the Borrower or the Parent by anyone notified to the Bank as being authorised without enquiry as to authority or identity. Each of the Borrower and the Parent agrees to indemnify the Bank against any liability incurred or sustained by the Bank as a result.

14.       EXPENSES

          The Borrower will pay or reimburse to the Bank (on a full indemnity basis) all reasonable legal, accountancy, valuation, due diligence and other fees, costs and out-of- pocket expenses or tax charged to or incurred by the Bank in connection with this letter (including the amendment, waiver, enforcement or preservation of the Bank's rights) on demand.

15.       CHANGE OF CIRCUMSTANCES AND ILLEGALITY

15.1 In the event of any change in applicable law or regulation or the existing requirements being imposed by, the Bank of England or any central bank, governmental fiscal, monetary, regulatory or other authority the result of which, in the sole opinion of the Bank, is to increase the cost of it funding, maintaining or making available the Facility (or any undrawn amount thereof) or to reduce the effective return to the Bank, then the Borrower shall pay to the Bank such sums as may be certified by the Bank to the Borrower as shall compensate the Bank for such increased cost or such reduction.

15.2 If it becomes contrary to any law or regulation for the Bank to make the Facility available or to maintain its participation in any drawing or its commitment under this letter, then the Bank may give notice to that effect to the Borrower, whereupon:

          (a) the Borrower will in good time before the latest date permitted by the relevant law or regulation prepay all drawings then outstanding, together with all interest accrued on those drawings and pay all other amounts due to the Bank under this letter (including under clause 9 (Indemnity)); and

          (b) the Bank's undrawn commitment (if any) will immediately be cancelled and the Bank will have no further obligation to make the Facility available.

16.       SET-OFF

          Any sum of money at any time standing to the credit of the Borrower or the Parent with the Bank in any currency upon any account or otherwise (whether or not any such account is held in the Borrower's or the Parent's (as the case may be) name), may be applied by the Bank at any time (without notice to the Borrower or the Parent) in or towards the discharge of any money or liabilities now or hereafter due, owing or incurred to the Bank by the Borrower or the Parent hereunder (whether presently payable or not).

17.       LOAN NOTES

17.1 If the Facility is not repaid in full by 30 April 2003 the Borrower will issue subordinated unsecured guaranteed discounted loan notes (the "Bridge Loan Notes") to the Bank for an aggregate issue price equal to the aggregate amount then payable under the Finance Documents. Subject to the foregoing, the Bridge Loan Notes will be issued on the same terms as the Alchemy Undertaking Investor Loan Notes. The Bank hereby agrees to subscribe for the Bridge Loan Notes.

17.2 The issue of the Bridge Loan Notes to the Bank shall discharge the Borrower's obligations to repay the Facility and any other amounts payable under the Finance Documents and shall cure and discharge any then subsisting Events of Default.

17.3 Each of the parties will, at the expense of the Borrower, execute such deeds and other agreements and otherwise take such action as may be necessary to facilitate the issue of and subscription for the Bridge Loan Notes.

18.       GENERAL

18.1 If any provision of this letter is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions of this letter and the validity, legality and enforceability of those provisions under the law of other jurisdictions shall not in any way be affected or impaired thereby.

18.2 The agreement evidenced by this letter is for the benefit of the Bank and its successors and assigns including, without limitation, any entity with which the Bank may merge or amalgamate or by which it may be absorbed or to which it may transfer all or any part of its undertaking or assets. No change in the Bank's constitution nor any such merger, amalgamation, absorption or transfer shall prejudice or affect its rights under this letter in any respect. Neither the Borrower nor the Parent may assign or transfer any of its rights, benefits or obligations under this letter.

18.3 This letter may be executed in counterpart all of which will, when read together, constitute one and the same document.

19.       GOVERNING LAW

19.1 This letter will be governed by and construed in accordance with English law and each of the Borrower and the Parent submits, for the exclusive benefit of the Bank, to the jurisdiction of the English Courts (but without prejudice to the right of the Bank to commence proceedings against the Borrower and/or the Parent in any other jurisdiction) and irrevocably waives any objections on the ground of venue or forum non conveniens or any similar grounds.

19.2 Without prejudice to any other permitted mode of service, the Parent agrees that service of any claim form, notice or other document for the purpose of any proceedings in such courts shall be duly served upon it if delivered or sent by registered post to the Borrower at 20 Bedfordbury, London WC2N 4BL marked for the attention of Dominic Slade or such other address in England or Wales as the Parent may notify from time to time to the Bank. The Borrower agrees to act as such agent.

20.       CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

          The parties expressly agree that no other person not a party to this letter shall have the benefit of, or the right to enforce, any term of this letter by virtue of the Contracts (Rights of Third Parties) Act 1999.

Yours faithfully

/s/ Gordon Watters

For and on behalf of
BARCLAYS BANK PLC



Agreed and accepted on behalf of                               )
                                                               )
HERTAL (INVESTMENTS) LIMITED                                   )
as the BORROWER by                                             )


/s/ Anthony Mulderry
.............................................      Director


Date: 18            January 2003

Agreed and accepted on behalf of                               )
                                                               )
HERTAL ACQUISITIONS PLC                                        )
as the PARENT by                                               )


/s/ Anthony Mulderry
.............................................     Director


Date: 18            January 2003

                                   SCHEDULE 1

"Dollars" and "$" means the lawful currency of the United States of America.

"Fees Letter" means the letter from the Bank to the Borrower dated on or about the date of this agreement referred to in paragraph 4 of schedule 2;

"Finance Documents" means this agreement, the Fees Letter and any other document designated as a Finance Document by the Borrower and the Bank;

"Indemnified Events" means all actions, suits, proceedings, claims, demands, liabilities, costs, expenses, losses, damages and charges whatsoever (except those arising as a result of the gross negligence or wilful misconduct of the
Bank) which may occur in relation to or arising out of any utilisations of the Facility made available by the Bank or as a consequence of non-performance by the Borrower or the Parent of any obligation under this letter or any drawing or overdue amount being repaid or prepaid otherwise than on the last day of an interest period relating to that drawing or overdue amount.

"UK" means the United Kingdom of Great Britain and Northern Ireland.

Interpretation

Any reference in this letter to:

1. statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force;

2.        "control"  of any company  shall be  interpreted  in  accordance  with
          Section 840 of the Income and Corporation Taxes Act 1988;

3. "including" shall not be construed as limiting the generality of the words preceding it;

4. "a Schedule" shall be construed as a reference to the schedule to this letter;

5. any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this letter;

6. words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

7. this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

8. a person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body or persons, individual or any state or any agency of a state, whether or not a separate legal entity;

9. any person are to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect.

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.

                                   SCHEDULE 2
              Part 1 - Conditions Precedent to signing this letter


1. Facility Letter: Evidence that each of the Borrower and the Parent have accepted this letter (such acceptance signified by each of the Borrower and the Parent returning to the Bank the enclosed duplicate of this letter duly signed on the Borrower's or the Parent's (as the case may be) behalf).

2. Formalities Documents: each of the Borrower and the Parent delivering to the Bank a certified copy of a resolution of the Borrower's Board of Directors or the Parent's Board of Directors (as the case may be):

          (a)  accepting the terms and conditions stated in this letter;

          (b) authorising a specified person or persons, to sign and return a duplicate of this letter to the Bank;

          (c) authorising the Bank to accept instructions and confirmations in connection with the Facility signed in accordance with the Bank's signing mandate, current from time to time and to accept instructions in connection with drawings under the Facility, by telephone from any person specifically authorised to give such telephone instructions (full names and position of such persons required);

          (d) each of the Borrower and the Parent delivering to the Bank confirmed specimen signatures of those persons referred to in paragraph 2(b) above.

3. Alchemy Undertaking: an undertaking in the form agreed between the Bank and the Borrower dated on or about the date of this letter whereby Alchemy Partners (Guernsey) Limited undertakes to the Bank to make funds available to the Borrower.

4. Fee Letter: the Fees Letter in the form agreed between the Bank and the Borrower dated on or about the date of this letter duly executed and delivered by the parties thereto.

5.        Legal Opinions:

          (a)  a legal opinion of Carey Langlois;
          (b)  a legal opinion of McCann Fitzgerald;
          (c)  a legal opinion of Ashurst Morris Crisp.

6. Senior Conditions Precedent: Evidence that the conditions precedent set out in part 1 of Schedule 4 to the Senior Credit Agreement have been satisfied (or waived by the Facility Agent acting on the instructions of all the Lenders).

7. Plan: A letter of advice from Macfarlanes addressed to the Bank in form and substance satisfactory to the Bank (acting reasonably) regarding the giving notices of cancellation by participators in the Alchemy Investment Plan (as defined in the Alchemy Undertaking).

                 Part 2 - Conditions Precedent to first drawdown

1. Fees: evidence that, upon first drawdown, all fees payable in accordance with the Fees Letter and this letter will be paid.

2. Senior Conditions Precedent: Evidence that the conditions precedent set out in part 2 of Schedule 4 to the Senior Credit Agreement have been satisfied (or waived by the Facility Agent acting on the instructions of all the Lenders) and that clause 4.1(c) of the Senior Credit has been complied with (or waived by the Facility Agent acting on the instructions of all the Lenders).

                                   SCHEDULE 3
                                   Guarantee

1.        Guarantee: The Parent irrevocably and unconditionally:

          (a) guarantees to the Bank punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

          (b) undertakes with the Bank that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Parent shall immediately on demand pay that amount as if it was the principal obligor;

          (c) indemnifies the Bank immediately on demand against any cost, loss or liability suffered by the Bank if the guarantee given under paragraph 1(a) (Guarantee) or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

2. Further guarantee provisions: The obligations of the Parent under paragraph 1 (Guarantee) (the "Guarantee Obligations"):

          (a) will not extend to cover any indebtedness which, if they did so extend would cause the infringement of section 60 of the Irish Companies Act, 1963;

          (b) are a continuing security and will extend to the ultimate balance of all amounts payable by the Borrower under any Finance Document, regardless of any intermediate payment or discharge in whole or in part; and

          (c) are in addition to and are not in any way prejudiced by any other security now or subsequently held by the Bank.

3. No discharge: The Guarantee Obligations shall not be discharged, diminished or in any way adversely affected as a result of any of the following (whether or not known to the Parent, the Borrower or the Bank):

          (a) any time, consent or waiver given to, or composition made with, the Parent, the Borrower or any other person;

          (b) any amendment to, or replacement of, any Finance Document (however fundamental) or any other agreement or security;

          (c) the taking, variation, compromise, renewal, release or refusal or neglect to perfect or enforce any right, remedies or security against the Parent, the Borrower or any other person;

          (d) any purported obligation of the Parent, the Borrower or any other person to the Bank (or any security for that obligation) becoming wholly or partly void, invalid, illegal or unenforceable for any reason;

          (e) any incapacity, lack of power, authority or legal personality or any change in the constitution of, or any amalgamation or reconstruction of, the Parent, the Borrower, the Bank or other person;

          (f) the Parent, the Borrower or other person becoming insolvent going into receivership or liquidation, having an administrator appointed or becoming subject to any other procedure for the suspension of payments to or protection of creditors or similar proceedings;

          (g) any change in the constitution of the Bank or as a result of the amalgamation or consolidation by the Bank with any other person; or

          (h) any other act, omission, circumstance, matter or thing which, but for this provision, might operate to release, reduce or otherwise exonerate the Parent from any of its obligations under paragraph 1.

4. Determination of Guarantee Obligations: If, notwithstanding paragraph 2(b) (Further guarantee provisions), the Guarantee Obligations cease to be continuing obligations:

          (a) the Bank may continue any account or open one or more new accounts with the Parent and/or the Borrower and the liability of the Parent shall not be reduced or affected in any way by any subsequent transactions or receipts or payments into or out of any such account; and

          (b) the Parent will remain liable in relation to all indebtedness referred to in paragraph 1(a) (Guarantee) as at the date of determination (whether demanded or not) and whether or not the Borrower is then in default under the Finance Documents.

5. Immediate recourse: The Parent waives any right it may have of first requiring the Bank (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under the provisions of this schedule 3. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

6. No Subrogation: Subject to paragraph 7 (Exercise of subrogation), until all amounts which may be or become payable by the Borrower or the Parent under or in connection with any Finance Document have been irrevocably paid in full the Parent undertakes not to exercise any rights which it may have:

          (a) to be surrogated to or otherwise share in any security or monies held, received or receivable by the Bank or to claim any right of contribution in relation to any payment made by the Parent under this letter;

          (b) to enforce any of its rights of subrogation and indemnity against the Parent, the Borrower or any co-surety;

          (c) following a claim being made on the Parent under paragraph 1 (Guarantee), to demand or accept repayment of any monies due from the Borrower to the Parent or claim any set-off or counterclaim against the Borrower; or

          (d) to claim or prove in a liquidation or other insolvency proceeding of the Parent, the Borrower or any co-surety in competition with the Bank.

7. Exercise of subrogation: Following the making of a demand on the Parent under paragraph 1 (Guarantee), the Parent will (at its own cost) promptly take such of the steps or action as are referred to in paragraph 6 (No subrogation) as the Bank may from time to time stipulate.

8. Turnover: The Parent shall promptly pay to the Bank an amount equal to any set-off, proof or counterclaim exercised by it against the Borrower or any co-surety and shall hold in trust for, and promptly pay or transfer to, the Bank any payment, distribution or benefit of security received by it, whether arising as a result of a breach of paragraph 6 (No subrogation) or compliance with directions given under paragraph 7 (Exercise of subrogation).

9. Suspense accounts: Until all amounts which may be or become payable by the Parent or the Borrower under or in connection with any Finance Document have been irrevocably paid in full, any amount received or recovered by the Bank from the Parent in relation to any amount due and payable by the Borrower under any Finance Document may be held by the recipient in a suspense account.

          Amounts deposited in any such account shall accrue interest at the Bank's usual rate for deposits of a similar amount and nature from time to time and interest accrued shall be credited to that account.